Exhibit 15.1

April 26, 2012

SouFun Holdings Limited

8th Floor, Tower 3, Xihuan Plaza

No. 1 Xizhimenwai Avenue

Xicheng District

Beijing 100044

People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the heading “Risk Factors” and “Regulations” in SouFun Holdings Limited’s Annual Report on Form 20-F for the year ended December 31, 2011, which will be filled with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2011.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng